KPMG LLP 17802 IH-10, Suite 101 Promenade Two San Antonio, TX 78257-2508 Consent of Independent Registered Public Accounting Firm The Board of Directors Harte Hanks, Inc.: We consent to the use of our report dated March 14, 2016, except as to the restatement of discontinued operations in the consolidated balance sheet, statements of comprehensive income (loss), statements of cash flows and Notes A, D, E, H, K, and N, as to which the date is June 16, 2017, with respect to the consolidated balance sheets of Harte Hanks, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference to the Form 8-K of Harte Hanks, Inc. dated June 16, 2017, and to the reference to our firm under the heading “Experts” in the prospectus. San Antonio, Texas September 12, 2018 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.